Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, with respect to the financial statements of ETHZilla Corporation (f/k/a 180 Life Sciences Corp.) for the year ended December 31, 2023 included in the Annual Report on Form 10-K.

/s/ Marcum LLP

San Francisco, CA

November 6, 2025